                                                                    EXHIBIT 99.1
                                                                    ------------

Quarterly Report of CSB Bancorp, Inc., for the quarter ended March 31, 2004

                              FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               MARCH
                                                       2004               2003
                                                    ----------------------------
Assets                                               $318,260           $301,778
Net loans                                            $215,768           $206,154
Securities                                            $79,808            $69,240
Deposits                                             $239,467           $233,617
Shareholders' Equity                                  $34,948            $34,041
Net income                                               $521               $598
Earnings per share                                      $0.20              $0.23
Book value per outstanding share                       $13.22             $12.93


                         STOCK PERFORMANCE & DIVIDENDS
--------------------------------------------------------------------------------

                          TRADE PRICE                                 CASH
 QUARTER            ----------------------           CLOSING        DIVIDEND
 ENDING              HIGH             LOW             PRICE         DECLARED
--------------------------------------------------------------------------------
 6/30/02            19.85            18.75            18.06            0.05
 9/30/02            19.15            17.00            17.00            0.10
12/31/02            17.50            16.05            16.05            0.10
 3/31/03            18.50            16.50            17.10            0.12
 6/30/03            18.00            17.00            17.00            0.12
 9/30/03            17.50            15.50            17.50            0.12
12/31/03            17.55            17.00            17.00            0.12
 3/31/04            18.00            17.00            17.50            0.13



                                   KEY RATIOS
--------------------------------------------------------------------------------

                                                                 MARCH
                                                         2004             2003
                                                       -------------------------
Return on average assets                                 0.68%             0.82%
Return on average equity                                 6.01%             7.11%
Net interest margin                                      3.79%             3.99%
Loans to deposits                                       91.13%            89.34%
Shareholders' equity to assets                          10.98%            11.28%
Noninterest expense to revenue                             79%               81%





                            COMMON STOCK PERFORMANCE
                                    [GRAPH]











                                   DIRECTORS
--------------------------------------------------------------------------------

           ROBERT K. BAKER                        DANIEL J. MILLER
              Chairman
                                                JEFFERY A. ROBB, SR.
           JOHN J. LIMBERT
          President and CEO                      SAMUEL M. STEIMEL

                                                  EDDIE L. STEINER
          RONALD E. HOLTMAN
                                                  JOHN R. WALTMAN
           J. THOMAS LANG



                               EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

                                JOHN J. LIMBERT
                               President and CEO

                                RICK L. GINTHER
                             Senior Vice President
                             Chief Lending Officer

                                 PAUL D. GREIG
                             Senior Vice President
                      Chief Operation/Information Officer

                                 A. LEE MILLER
                             Senior Vice President
                            Chief Financial Officer


                          ADDITIONAL STOCK INFORMATION
--------------------------------------------------------------------------------
                                 STOCK LISTING
                                    Common:
                                Symbol - CSBB.OB

                                 STOCK TRANSFER
                          Registrar & Transfer Company
                            Attn: Investor Relations
                               10 Commerce Drive
                               Cranford, NJ 07016
                                 (800) 368-5948

                                   Copies of
                               CSB Bancorp, Inc.
                   S.E.C. Filings may be obtained by writing:

                               A. Lee Miller, CFO
                               CSB Bancorp, Inc.
                                 6 West Jackson
                             Millersburg, OH 44654
                               (330) 674-9015 or
                                 (800) 654-9015




                                 March 31, 2004

                                QUARTERLY REPORT







                            [CSB BANCORP, INC. LOGO]

                                CSB BANCORP, INC.

                              TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

Dear Shareholder:

Please allow me to summarize this quarter... Compared to the same period last year, assets are up by 5%, earnings are down by almost 13%, yet we increased the cash dividend by over 8%! What just happened? Numerous things are happening, all designed to strengthen and maintain the quality of your investment and the Company. Please read the actual performance comparisons and then I'll tell you "the rest of the story!"

Our unaudited net income for the first quarter of 2004 totaled $521,000, or $.20 per share. These results compare to net income of $598,000 and $.23 per share for the same period in 2003. This represents a 12.9% decrease. Our quarter-end assets increased from $302 million to $318 million, representing a 5.3% increase in our balance sheet. Your Board of Directors voted to increase the cash dividend from $.12 per share to $.13 per share, which results in an 8.3% increase over a year ago.

First, for the first time in over two years additional funds were added to our Allowance for Loan and Lease Losses (ALLL). We added $94,000 versus removing $71,000 out of the reserve a year ago. This has the effect of creating a pretax earnings swing of $165,000. So while we reported lower quarterly earnings, excluding this impact we would have outperformed the year ago quarter. We elected to add these funds (and anticipate doing so into the future) for several reasons. Our overall loan portfolio is up, so increasing the reserve is appropriate. Next, we have targeted a reserve percent to loans of 1.20% compared to our current 1.12%. In order to attain this number we need to either shrink loans or increase the reserve. Finally, our management of the loan portfolio called for charging some uncollectible loans against the reserve, so replenishing this reserve was warranted.

Second, please note that our Non-Interest Expense to Revenue ratio (NIE/REV) has improved. Our actual non-interest expense was down almost $90,000 over the same quarter a year ago. And this occurred even though we had larger expenses to comply with new federal legislation and resulting reporting changes. The NIE/REV ratio fell from 81% a year ago to 79% this year. Our objective is to continue to reduce this ratio, and we are focused on accomplishing this task.

Third, after carefully reviewing the high variable rate concentration of the asset side of our balance sheet, the bank management group presented and received board approval of a "leveraged investment purchase." In this transaction we borrowed $10 million dollars from the Federal Home Loan Bank and purchased a like amount of Federal Agency Securities. This prudent investment strategy contributed significantly to the Company's increase in size. We have locked in an attractive first year margin, and will use the additional revenue stream to increase our income. As we have mentioned previously, like most banks our Net Interest Margin (NIM) is under intense pressure. The impact of this transaction, coupled with our ongoing Asset/Liability initiatives, has resulted in an improved NIM for the first time in three quarters. As this transaction did not close until mid-March, the full benefit was not realized in the first quarter.

Last, I wanted to update you on improvements in our loan portfolio. Our loan group has significantly reduced the amount of our non-performing loans. As a result, the critical ratios for non-performing loans also saw tremendous improvement. Our non-performing loans, as of March 31, 2004 were at $730,000 versus $1,259,000 at March 31, 2003. This is a 42% reduction in dollars and reduces the non-performing loans to total loans ratio to .33%! What this also reflects is that the ALLL has a 300+% coverage to non-performing versus a 200% coverage a year ago. While these type loans can experience sudden movements, we believe that these results reflect diligence on the part of our loan group, coupled with cooperation with our borrowers.

In closing, I wish to express my confidence in the continued improvement of your Company. This confidence was an important part of our decision to increase the dividend payment. We have set positive practices in place, and they are beginning to generate the results to which we aspire. As always, feel free to contact me with any questions concerning the Company or our performance.

JOHN J. LIMBERT
President and C.E.O.


                CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
--------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                         MARCH 31
                                                                  2004       2003
                                                           ---------------------------
ASSETS:
  Cash and due from banks ....................................  $11,664    $14,200
  Securities .................................................   79,808     69,240
  Net loans ..................................................  215,768    206,154
  Premises & equipment, net ..................................    8,525      8,980
  Other assets ...............................................    2,495      3,204
                                                               --------   --------
  TOTAL ASSETS ............................................... $318,260   $301,778
                                                               ========   ========

LIABILITIES:
  Deposits ................................................... $239,467   $233,617
  Securities sold under agreements to repurchase .............   12,531     13,276
  Federal funds purchased ....................................   11,100      4,601
  Other borrowings ...........................................   19,221     15,045
  Other liabilities ..........................................      993      1,198
                                                               --------   --------
  TOTAL LIABILITIES .......................................... $283,312   $267,737
                                                               --------   --------
SHAREHOLDERS' EQUITY:
  Common stock ...............................................  $16,674    $16,674
  Additional paid-in capital .................................    6,414      6,414
  Retained earnings ..........................................   12,393     11,853
  Treasury stock .............................................     (646)      (997)
  Accumulated other comprehensive income .....................      113         97
                                                               --------   --------
  TOTAL SHAREHOLDERS' EQUITY .................................  $34,948    $34,041
                                                               --------   --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................... $318,260   $301,778
                                                               ========   ========

                CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
--------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)               THREE MONTHS ENDED MARCH 31
                                                                 2004        2003
                                                           ---------------------------
INTEREST INCOME:
  Interest & fees on loans ...................................   $2,993     $3,173
  Interest on securities .....................................      672        777
  Other interest income ......................................        3          9
                                                               --------   --------
  TOTAL INTEREST INCOME ......................................   $3,668     $3,959
                                                               --------   --------

INTEREST EXPENSE:
  Interest on deposits .......................................      835      1,027
  Other interest expense .....................................      137        199
                                                               --------   --------
TOTAL INTEREST EXPENSE .......................................     $972     $1,226
                                                               --------   --------
Net interest income ..........................................    2,696      2,733
  Provision (credit) for loan losses .........................       94        (71)
                                                               --------   --------
Net interest income after provision (credit) for loan losses .    2,602      2,804
Noninterest income ...........................................      499        468
Noninterest expense ..........................................    2,515      2,593
                                                               --------   --------
Net income before federal income taxes .......................      586        679
Federal income tax provision .................................       65         81
                                                               --------   --------
NET INCOME ...................................................     $521       $598
                                                               ========   ========

EARNINGS PER SHARE ...........................................    $0.20      $0.23
                                                               ========   ========